Exhibit 99.1

IVAX DIAGNOSTICS REPORTS THIRD QUARTER 2005 RESULTS

YTD Revenue Increases 6.8% over Prior Year

MIAMI—(BUSINESS WIRE)—November 10, 2005—IVAX Diagnostics, Inc. (AMEX:IVD) reported net revenues for the third quarter of 2005 of $4,669,000, a 1.9% increase over net revenues of $4,583,000 for the same period of 2004. IVAX Diagnostics reported a net loss of $1,100,000 for the third quarter of 2005 compared to a net loss of $94,000 for the third quarter of 2004. Net revenues for the nine months ended September 30, 2005 totaled $15,296,000, an increase of $975,000, or 6.8%, from the $14,321,000 reported in the prior year comparable period. The net loss for the nine months ended September 30, 2005 was $106,000 compared with net income of $130,000 during the comparable period of the prior year. Net losses for the three and nine months ended September 30, 2005 include the effect of the previously disclosed employment compensation expense and related payroll taxes of approximately $580,000 resulting from the July 22, 2005 cancellation of certain stock options.

Giorgio D’Urso, CEO and president of IVAX Diagnostics, said, “Our third quarter is traditionally our weakest quarter due to the reduction in business activity in Europe during the traditional summer vacation months. Nevertheless, our increase in research and development spending and our investments to improve our technical and quality systems reflect our optimism about future operating results once our PARSEC™ System is fully launched in the United States and Europe. We have obtained purchase orders from a number of premier customers and expect this new automated system to be highly successful. We anticipate making deliveries in the United States by the end of this year. We are also on track with our previously announced technology transfer agreement, pursuant to which we expect to be able to manufacture a full line of hepatitis products and related raw materials at our facility in Europe. We expect this hepatitis panel of assays to be launched in the second quarter of 2006 and to be available to all of the markets we serve outside the United States. Industry analysts estimate the worldwide market for hepatitis testing to be more than $2 billion. We believe that the ability to produce and distribute our own internally-produced kits will be a growth initiative for IVAX Diagnostics.”

Phillip Frost, M.D., IVAX Diagnostics’ Chairman, said, “We are excited about making our first deliveries of PARSEC™ System instruments in the United States later this quarter and believe this new automated system can be of major importance.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc. IVAX Corporation (AMEX:IVX, LSE:IVX.L) owns approximately 74% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSECTM System, including, without limitation, that the PARSECTM System may not be available when or perform as expected, that

IVAX Diagnostics may not be successful in its marketing of the PARSECTM System, that customers may not integrate the PARSECTM System into their operations as readily as expected, that IVAX Diagnostics may not achieve improved operating results once the PARSECTM System is fully launched in the United States and Europe, and that the PARSECTM System may not be of major importance to IVAX Diagnostics or its customers; risks and uncertainties regarding hepatitis products and raw materials, including, without limitation, that IVAX Diagnostics may not be able to manufacture a full line of its own hepatitis products or related raw materials, that IVAX Diagnostics may not be able to sell hepatitis products when or where expected, and that IVAX Diagnostics may not experience growth or expansion as a result of producing and distributing its own internally-produced hepatitis kits; that there can be no assurance that research and development spending or investments to improve technical and quality systems will yield successful results; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission.

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Period Ended September 30,	Three months		Nine months
	2005	2004	2005	2004
Net revenues	$4,668,555	$4,582,855	$15,295,605	$14,320,744
Cost of sales	2,149,367	1,938,441	6,256,976	5,857,632

Gross profit	2,519,188	2,644,414	9,038,629	8,463,112

Operating expenses:
Selling	1,520,774	1,488,862	4,556,107	4,250,732
General and administrative	1,787,793	1,080,540	2,408,050	3,345,257
Research and development	395,355	327,039	1,259,157	961,869

Total operating expenses	3,703,922	2,896,441	8,223,314	8,557,858

Income (loss) from operations	(1,184,734)	(252,027)	815,315	(94,746)

Other income:
Interest income	86,854	53,433	249,142	137,566
Other income (expense), net	(6,772)	77,761	(106,141)	103,573

Total other income, net	80,082	131,194	143,001	241,139

Income (loss) before income taxes	(1,104,652)	(120,833)	958,316	146,393

Provision for (benefit from) income taxes	(4,853)	(26,757)	1,064,674	16,792

Net income (loss)	$(1,099,799)	$(94,076)	$(106,358)	$129,601

Basic earnings (loss) per common share	$(.04)	$0.00	$0.00	$0.00

Diluted earnings (loss) per common share	$(.04)	$0.00	$0.00	$0.00

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	27,487,983	27,019,829	27,188,687	27,448,896

Diluted	27,487,983	27,019,829	27,188,687	28,253,534

IVAX DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$12,238,642	$12,142,885

Accounts receivable, net of allowances for doubtful accounts of $1,058,635 in 2005 and $3,080,952 in 2004	6,617,365	7,739,548
Inventories	5,093,695	5,143,611
Other current assets	1,124,774	2,203,473

Total current assets	25,074,476	27,229,517

Property, plant and equipment, net	2,105,566	2,258,818
Equipment on lease	610,904	719,277
Product license	1,278,190	—
Goodwill, net	6,713,409	6,632,986
Other assets	53,999	73,627

Total assets	$35,836,544	$36,914,225

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$952,921	$1,207,042
Accrued license payable	962,081	—
Accrued expenses and other current liabilities	2,663,165	3,029,820

Total current liabilities	4,578,167	4,236,862

Other long-term liabilities	595,485	631,391

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,601,976 in 2005 and 27,019,829 in 2004	276,019	270,198
Capital in excess of par value	40,546,166	41,010,041
Accumulated deficit	(9,055,202)	(8,948,844)
Accumulated other comprehensive loss	(1,104,091)	(285,423)

Total shareholders’ equity	30,662,892	32,045,972

Total liabilities and shareholders’ equity	$35,836,544	$36,914,225

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com